Exhibit 99.1

FOR IMMEDIATE RELEASE

October 22, 2012

Martha H. Marsh, Retired President & CEO of Stanford Hospital & Clinics, Named to the Owens & Minor Board of Directors

Richmond, Va. – BUSINESSWIRE – Owens & Minor, Inc. (NYSE-OMI) announced today that its board of directors has elected Martha H. Marsh, retired President & Chief Executive Officer of Stanford Hospital & Clinics, to serve on the Owens & Minor board of directors, effective October 18, 2012. Marsh, 63, is expected to be nominated as a director for election by the shareholders at the April 2013 Annual Meeting of Owens & Minor’s Shareholders. Marsh retired from Stanford Hospital & Clinics in 2010, after leading the institution for eight years.

Prior to her leadership role at Stanford Hospital, which is affiliated with Stanford University, Marsh was Chief Executive Officer of the UC Davis Medical Center. She also served as Senior Vice President for Professional Services & Managed Care for the University of Pennsylvania Health System in Philadelphia, and prior to that she served as the President & Chief Executive Officer of the Matthew Thornton Health Plan and as Chief Operating Officer of Elliott Hospital. Educated at the University of Rochester, Marsh earned MPH and MBA degrees from Columbia University. She currently serves on the board of AMN Healthcare Services, Inc.

“The wealth of expertise that Martha brings to Owens & Minor cannot be overstated,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “She has been a leader in the healthcare industry and in hospital management for more than thirty years, and we will greatly benefit from her experience and knowledge of the acute-care industry.”

Marsh was named one of the nation’s 100 most powerful people in healthcare by Modern Healthcare magazine in 2004, and she has been named one of the Most Influential Women in Business by the San Jose Business Journal and the San Francisco Business Times over many years.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain – from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contact: Trudi Allcott, Director, Investor & Media Relations, Owens & Minor; 804.723.7555; truitt.allcott@owens-minor.com

Source: Owens & Minor

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